Exhibit 2.2.3

ADEA WAIVER

This ADEA WAIVER is being executed as of                  , 200  , on behalf of [                ] (the “Waivor”) in favor of, and for the benefit of: NASSDA CORPORATION, a Delaware corporation (the “Company”); SYNOPSYS, INC., a Delaware corporation (“Parent”); and the other Waivees (as defined in Section 2).  This ADEA Waiver is effective immediately following the consummation of the Merger (as defined in Recital A).  Certain capitalized terms used but not otherwise defined in this ADEA Waiver shall have the meanings assigned to them in the Merger Agreement (as defined in Recital A).

RECITALS

A.                                    The Company, Parent and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement of Merger dated as of November 30, 2004 (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).  As a result of the Merger, each share of the Company’s common stock held by the Waivor will be converted into the right to receive $7.00 in cash and the Company will become a wholly-owned subsidiary of Parent.  Contemporaneously with the execution and delivery of the Merger Agreement, Parent, the Waivor and certain other individuals entered into an Agreement to Settle Litigation (the “Settlement Agreement”).

B.                                    Parent has required, as a condition to consummating the transactions contemplated by the Merger Agreement, that the Waivor execute and deliver this ADEA Waiver.  This ADEA Waiver is being executed pursuant to Section 1.1(a) of the Settlement Agreement and is being delivered contemporaneously with the consummation of the Merger pursuant to Section 1.2(a)(ii) of the Settlement Agreement.

AGREEMENT

In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Waivor), the Waivor hereby covenants and agrees as follows:

1.                                      ADEA Waiver.  Without limiting the effect of Section 1.4 of the Settlement Agreement, the Waivor, for himself and for each of the Affiliated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Waivees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Waived Claims (as defined in Section 2); provided, however, that the Waivor shall not be deemed to have released his Preserved Rights (as defined in the next sentence).  “Preserved Rights” shall mean (a) any rights the Waivor may have under the Settlement Agreement, (b) any rights the Waivor may have under the Consulting Agreement entered into by the Waivor in favor of the Company and Parent, (c) any rights the Waivor may have under the Indemnification Agreement between the Company and the Waivor identified on Schedule 2.4 of the Settlement Agreement or any indemnification rights the Waivor may have against the Company under applicable law for his conduct as an employee of the Company prior to the Closing, and (d) any rights the Waivor may have under the Release of Claims entered into by Parent and the Company in favor of the Waivor; provided, however, that “Preserved Rights” shall not include any of the following (and the Waivor shall accordingly be deemed to have released and discharged all of the following): (i) any rights to indemnification, reimbursement or recovery with respect to any matter arising under or in connection with (A) the Settlement Agreement or any of the Related Documents, (B) any other document executed or delivered by the Waivor pursuant to the Settlement Agreement or any of the Related Documents, (C) any transaction or action effected pursuant to or contemplated by the Settlement Agreement or any of the Related Documents, (D) any claim or cause of action arising out of or relating to any inaccuracy in or a breach of any of the representations, warranties, covenants or obligations of the Waivor as set forth in the Settlement Agreement or any of the Related Documents or (E) the State Court Action or the Federal Court Actions; (ii) any rights the Waivor may have under any provision of such Indemnification Agreement relating to officer and director liability insurance; and (iii) any rights relating directly or indirectly to any claim that may be asserted against the Waivor by any other Specified Individual or by any Specified Associate of any Specified Individual.

2.                                      Definitions.

(a)                                  The term “Affiliated Parties,” shall mean:  (i) the Waivor’s predecessors, successors, executors, administrators, heirs and estate; (ii) the Waivor’s past, present and future assigns, agents and representatives; (iii) each entity that the Waivor has the power to bind (by the Waivor’s acts or signature) or over which the Waivor directly or indirectly exercises control (other than the Acquired Corporations); and (iv) each entity of which the Waivor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b)                                  The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including any unknown, unsuspected or undisclosed claim, arising under the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

(c)                                  The term “Indemnitees” shall mean the Persons described in clauses “(i),” “(ii),” “(iii)” or “(iv)” of the definition of “Waivees” herein.

(d)                                  The terms “Specified Associate” and “Specified Individual” shall have the meanings assigned to them in the Merger Agreement.

(e)                                  The term “Waived Claims” shall mean each and every Claim that (i) the Waivor or any Affiliated Party may have had in the past, may now have or may have in the future against any of the Waivees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the execution date of this ADEA Waiver.

(f)                                    The term “Waivees” shall mean (i) Parent; (ii) Parent’s current and future affiliates (including the Company and the other Acquired Corporations); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” of this sentence; (iv) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses “(i)” through “(iii)” of this sentence; and (v) each officer and director of the Company as of the Closing Date.

3.                                      Civil Code §1542.  The Waivor (a) represents, warrants and acknowledges that Waivor has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights Waivor may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The Waivor also hereby waives the benefits of, and any rights Waivor may have under, any statute or common law principle of similar effect in any jurisdiction.

4.                                      Representations and Warranties.  The Waivor represents and warrants that:

(a)                                  Waivor first received a copy of this ADEA Waiver, together with the ADEA Disclosure (a copy of which is attached hereto as Exhibit 1) on November 30, 2004;

(b)                                  Waivor is knowingly and voluntarily waiving and releasing any rights Waivor may have under the ADEA;

(c)                                  the consideration given for the ADEA Waiver is in addition to anything of value to which Waivor was already entitled;

(d)                                  that Waivor has been advised by this writing, as required by the ADEA, that:

(i)                                    the ADEA Waiver does not apply to any rights or Claims that arise after the date Waivor executes this ADEA Waiver;

(ii)                                Waivor should consult with an attorney prior to signing this ADEA Waiver;

(iii)                            Waivor has had more than forty-five (45) days to consider this ADEA Waiver, together with the ADEA Disclosure (a copy of which is attached hereto as Exhibit 1);

(iv)                               Waivor has seven (7) days (“Revocation Period”) following the date Waivor executes this ADEA Waiver to revoke the ADEA Waiver;

(v)                                   the ADEA Waiver shall be effective immediately following the consummation of the Merger, provided that Waivor has not revoked the ADEA Waiver during the Revocation Period;

(e)                                  Waivor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Waivees, or any direct or indirect interest in any such Claim, in whole or in part;

(f)                                    no other Person has any interest in any of the Waived Claims;

(g)                                 no Affiliated Party of Waivor has, had or may have any Claim against any of the Waivees;

(h)                                 no Affiliated Party of Waivor will in the future have any Claim against any Waivee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the execution date of this ADEA Waiver;

(i)                                    this ADEA Waiver has been duly and validly executed by Waivor;

(j)                                    this ADEA Waiver is a valid and binding obligation of Waivor and the Affiliated Parties, and is enforceable against Waivor and the Affiliated Parties in accordance with its terms;

(k)                                there is no claim or Legal Proceeding pending, and no Person has threatened to assert or commence any claim or Legal Proceeding, that challenges or would challenge the execution and delivery of this ADEA Waiver or the taking of any of the actions required to be taken by Waivor under this ADEA Waiver;

(l)                                    neither the execution and delivery of this ADEA Waiver nor the performance of this ADEA Waiver will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of, or give any Person the right to challenge this ADEA Waiver or any of the actions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree applicable to the Waivor or any of the Affiliated Parties or by which they or any of their properties is or may be bound or affected or (ii) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which the Waivor or any of the Affiliated Parties is a party or by which any of them is bound; and

(m)                              no Consent of any Person is required to be obtained by Waivor or any of the Affiliated Parties in connection with the execution and delivery of this ADEA Waiver or the performance hereof.

5.                                      Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to the Indemnitees (under Section 6 of the Settlement Agreement or otherwise), the Waivor shall hold harmless and indemnify the Indemnitees from and against, and shall compensate and reimburse each Indemnitee for, any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense that is directly or indirectly suffered or incurred by any of the Indemnitees, or to which any of the Indemnitees otherwise may become subject (regardless of whether or not related to a third-party claim) at any time and that arises directly or indirectly from, or as a direct or indirect result of, or is directly or indirectly connected with (a) any material inaccuracy in any representation or warranty contained in this ADEA Waiver (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded), (b) any material failure on the part of Waivor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained in this ADEA Waiver (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded), or (b) the assertion or purported assertion of any of the Waived Claims by Waivor or any of Waivor’s Affiliated Parties.

6.                                      Miscellaneous.

(a)                                  This ADEA Waiver, the Settlement Agreement and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b)                                  This ADEA Waiver may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or any successor to the Company), Parent (or any successor to Parent) and the Waivor.

(c)                                  No failure on the part of the Company, Parent or any other Waivee to exercise any power, right, privilege or remedy under this ADEA Waiver, and no delay on the part of the Company, Parent or any other Waivee in exercising any power, right, privilege or remedy under this ADEA Waiver, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Waivee shall be deemed to have waived any claim of such Waivee arising out of this ADEA Waiver, or any power, right, privilege or remedy of such Waivee under this ADEA Waiver, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Waivee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)                                  Any term or provision of this ADEA Waiver that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this ADEA Waiver or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this ADEA Waiver is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this ADEA Waiver shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(e)                                  This ADEA Waiver shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

(f)                                    Any legal action or other legal proceeding relating to this ADEA Waiver or the enforcement of any provision of this ADEA Waiver shall be brought or otherwise commenced by any Waivee in any state or federal court located in the County of Santa Clara, California.  The Waivor:

(i)                                    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

(ii)                                agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, courier or express delivery service addressed to him at the address set forth on the signature page of this ADEA Waiver shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 6(f)(ii) shall affect the right of any Waivee to serve process in any other manner permitted by law);

(iii)                            agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

(iv)                               agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that Waivor is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this ADEA Waiver or the subject matter of this ADEA Waiver may not be enforced in or by such court.

(g)                                 The Waivor shall (at the Waivor’s sole expense) execute and/or cause to be delivered to each Waivee such instruments and other documents, and shall (at the Waivor’s sole expense) take such other actions, as such Waivee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this ADEA Waiver.

(h)                                 If any Legal Proceeding relating to this ADEA Waiver or the enforcement of any provision hereof is brought by the Waivor or Waivee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

(i)                                    The bold-faced headings contained in this ADEA Waiver are for convenience of reference only, shall not be deemed to be a part of this ADEA Waiver and shall not be referred to in connection with the construction or interpretation of this ADEA Waiver.

(j)                                    Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(k)                                Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this ADEA Waiver.  Neither the drafting history nor the negotiating history of this ADEA Waiver shall be used or referred to in connection with the construction or interpretation of this ADEA Waiver.

(l)                                    As used in this ADEA Waiver, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Waivor has caused this ADEA Waiver to be executed as of the date first above written.

WAIVOR:

[Name]

[Address]

[Telephone]

[Facsimile]

EXHIBIT 1

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

1.               The following employees (“Specified Individuals” as defined in the Agreement to Settle Litigation dated November 30, 2004, by and among Synopsys, Inc., a Delaware corporation (“Parent”), and the Specified Individuals (“Settlement Agreement”)) are eligible for the termination program: Walter Chan, An-Chang Deng, Iouri Feinberg, Andrei Tcherniaev, Jeh-Fu Tuan and Sang S. Wang.

2.               The Specified Individuals will have forty-five (45) days to review the terms and conditions of the ADEA Waiver (as defined in the Settlement Agreement) and to decide whether to execute and deliver the ADEA Waiver.

ELIGIBLE FOR THE TERMINATION PROGRAM

JOB TITLE	AGE
Chief Executive Officer	59
Vice President of Technology Research	37
Vice President of Simulation Core Technology	40
Vice President of Software Development	40
Vice President of Product Development	45
President	49

NOT ELIGIBLE FOR THE TERMINATION PROGRAM

JOB TITLE	AGE
Chief Financial Officer	48
Vice President of Major Accounts	45
Vice President of Domestic Sales	43
Vice President of Digital Product Development	47